--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    BOULDER VENTURES III, LP                        (Month/Day/Year)    COGENT COMMUNICATIONS GROUP, INC. (COI)
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    (Last)          (First)          (Middle)       02/04/02            5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. I.R.S. Identification      Director        X  10% Owner         (Month/Day/Year)
                                                    Number of Reporting    ----               ----
 1015 31st STREET, N.W.                             Person, if an entity       Officer (give      Other        ---------------------
-------------------------------------------------   (Voluntary)                 title below)       (specify    7. Individual or
                    (Street)                                               ----               ---- below)         Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
  WASHINGTON          DC               20007                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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SERIES C PARTICIPATING             10/16/01           COMMON STOCK, PAR   1,134,234      10 INTO 1        D
CONVERTIBLE PREFERRED STOCK,                          VALUE $.001 PER
PAR VALUE $.001 PER SHARE                             SHARE
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SERIES B PARTICIPATING              7/14/00           COMMON STOCK, PAR     621,560    7.7048 INTO 1      D
CONVERTIBLE PREFERRED STOCK,                          VALUE $.001 PER
PAR VALUE $.001 PER SHARE                             SHARE
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SERIES A PARTICIPATING               2/7/00           COMMON STOCK, PAR   1,885,400      10 INTO 1        D
CONVERTIBLE PREFERRED STOCK,                          VALUE $.001 PER
PAR VALUE $.001 PER SHARE                             SHARE
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Explanation of Responses:

                                                                       BOULDER VENTURES III, LP


                                                                              /s/ Andrew E. Jones                   April 9, 2002
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         Andrew E. Jones, Partner

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
